EXHIBIT 23.2d

FRANK J. HARITON $ ATTORNEY - AT - LAW

1065 Dobbs Ferry Road $ White Plains $ New York 10607 $ (Tel) (914) 674-4373 $ (Fax) (914) 693-2963 $ (e-mail) hariton@sprynet.com

Exhibit 5.1 and 23.2

August 13, 2014

John Dana Brown

Attorney-Advisor

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:

Momentous Entertainment Group, Inc. (the “Company” or “Issuer”)

Registration Statement Form S-1/ Pre-Effective Amendment Four

File No.: 333-194636

Dear Mr. Brown:

Enclosed is Pre-Effective Amendment Four to the above Registration Statement. The changes in this Amendment have been made to update information and in response to staff comments. The Company has withdrawn its request to have the SEC review the redactions to the PILOXING® License Agreement (Exhibit 10.3) and has filed an unredacted copy of that Exhibit. The paragraph numbers below correspond to the numbered comments in your comment letter dated August 8, 2014.

General

1.

Disclosures have been made that the Company President will and can provide the resources necessary to complete the PILOXING® project but cannot provide assurances of funding anything thereafter.

Prospectus Summary

2.

We have provided our current cash balance and indicated that, if no funds are received from any source, that we are likely to run out of cash in early 2015. We cannot provide a specific month because we cannot predict what creditors will permit payments to be deferred.

3.

We have disclosed amounts to approximate $500,000, which includes administrative costs as well as production costs.

Use of Proceeds

4.

The following bullet points respond to the comments in Item 4 of your letter:

•

The key point of Paragraph 12 of Exhibit 10.1 states that “Both parties agree that some of the “Proceeds” of money raised will be used for the purpose of making an infomercial, product development costs and manufacturing as well as loans to DWP or MEG for its operational expenses and media expense.” In the Registration Statement, we indicate use of proceeds to include “…costs incurred for the preparation of infomercials and commercials under the license agreement with PILOXING®.” These costs are broken down in more detail in MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION. DWP is involved in the project and these costs are consistent with what both parties believe to be the purpose and goal of Exhibit 10.1. A separate breakdown is not appropriate since the concept involved all production costs for the project.

•

The written agreement relating to our President’s commitment to pay legal expenses, if necessary, has been filed as Exhibit 10.2.

•

The requested tabular data has been provided.

Summary Compensation

5.

The requested tabular form has been added.

Unaudited Financial Statements

6.

The requested change has been made.

Exhibit 10.4

7.

Signed copies of all notes have been filed as Exhibits

If you have any questions or require anything further, please feel free to call me at 914-674-4373.

Sincerely,

/s/ Frank J. Hariton

Frank J. Hariton

cc:  Momentous Entertainment Group, Inc.

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